AMENDMENT TO RIGHTS AGREEMENT                                     Exhibit 4.1

           AMENDMENT, dated as of November 8, 1994, to the Rights Agreement between Instrument Systems Corporation, a Delaware corporation (the "Company"), and American Stock Transfer Company, as Rights Agent (the "Rights Agent"), dated as of April 2, 1986 (the "Rights Agreement").

           The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

           In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

           1. Section 1(a) of the Rights Agreement is hereby modified and amended to read in its entirety as follows:

     (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Stock of the Company then outstanding, but shall not include the Company, any wholly owned subsidiary of the Company, any employee benefit plan of the Company or any wholly owned subsidiary of the Company, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Stock of the Company, then such Person shall be deemed to be an "Acquiring Person".

           2. Section 1(c)(ii) of the Rights Agreement is hereby modified and amended to read in its entirety as follows:

     (ii) which such Person or any of such Person's Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

           3. Section 1(c)(iii) of the Rights Agreement is hereby modified and amended to read in its entirety as follows:

     (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(c)(ii)(B)) or disposing of any securities of the Company.

           4. Section 1(c) of the Rights Agreement is hereby modified and amended by adding the following at the end thereof:

     Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase "then outstanding", when used with reference to a Person's Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

           5. Section 1(j) of the Rights Agreement is hereby modified and amended to read in its entirety as follows:

     (j) "Substantial Block" shall mean a number of shares of the Common Stock which equals or exceeds 15% of the number of shares of the Common Stock then outstanding.

           6. Section 1(k) of the Rights Agreement is hereby modified and amended to read in its entirety as follows:

     (k) "Triggering Event" shall mean any event described in Section 11(a)(ii) or Section 13(a).

           7. Section 3(a) of the Rights Agreement is hereby modified and amended by deleting the first two sentences thereof and by substituting therefor the following:

     (a) Until the earlier of (i) the tenth day after the Shares Acquisition Date or (ii) the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any wholly owned subsidiary of the Company, any employee benefit plan of the Company or of any wholly owned subsidiary of the Company or any Person holding Common Stock for or pursuant to the terms of any such plan) or the date of an announcement of an intention by any Person to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Stock aggregating 15% or more of the then outstanding Common Stock (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Stock registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Stock. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Stock as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, substantially in the form of Exhibit A hereto (the "Right Certificate"), evidencing one Right for each share of Common Stock so held.

           8. Section 3(c) of the Rights Agreement is hereby modified and amended to provide that this legend contained in such Section shall read in its entirety as follows:

This certificates also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement between INSTRUMENT SYSTEMS CORPORATION and AMERICAN STOCK TRANSFER COMPANY, Rights Agent, dated as of April 2, 1986, as amended (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of INSTRUMENT SYSTEMS CORPORATION. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. INSTRUMENT SYSTEMS CORPORATION will mail to the holder of this certificate a copy of the Rights Agreement (as in effect on the date of mailing) without charge promptly after receipt of a written request therefor. Rights which are or were beneficially owned by Acquiring Persons or their Affiliates or Associates (as such terms are defined in the Rights Agreement) and any subsequent holder of such Rights will be null and void.

           9. Section 3(c) of the Rights Agreement is hereby further modified and amended by adding the following at the end thereof:

In addition, subject to Section 11(a)(ii) hereof, in connection with the issuance of Common Stock on or following the Distribution Date and prior to the Final Expiration Date, the Company shall, with respect to Common Stock so issued upon the exercise, conversion or exchange of options, warrants, securities, notes or debentures issued by the Company prior to the Distribution Date (other than shares issued upon exercise or exchange of the Rights), issue Rights Certificates representing the appropriate number of Rights in connection with such issuance; provided, however, that, (i) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificate would be issued, and (ii) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment (giving effect to the provisions of Sections 11(a)(ii) and 13 hereto) shall otherwise have been made in lieu of the issuance thereof.

          10. Section 4(b) of the Rights Agreement is hereby amended and modified to provide that the legend contained therein shall read in its entirety as follows:

The Rights represented by this Right Certificate are or were beneficially owned by a Person who was or became an Acquiring Person or an Affiliate or an Associate of an Acquiring Person (as such terms are defined in the Rights Agreement). This Right Certificate and the Rights represented hereby are null and void.

          11. Section 6 of the Rights Agreement is hereby modified and amended by deleting the first sentence thereof and by substituting therefor the following:

     Section 6. Transfer, Split Up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates. Subject to the provisions of Section 14 hereof, at any time after the close of business on the Distribution Date, and at or prior to the close of business on the earlier of the Expiration Date or Final Expiration Date (as such terms are defined in Section 7 hereof), any Right Certificate or Right Certificates (other than Right Certificates representing Rights that have become void pursuant to
Section 11(a)(ii) hereof or that may have been exchanged pursuant to Section 23A hereof) may be transferred, split up, combined or exchanged for another Right Certificate or Right Certificates, entitling the registered holder to purchase a like number of shares of Common Stock as the Right Certificate or Right Certificates surrendered then entitled such holder to purchase.

          12. Section 7(a) of the Rights Agreement is hereby modified and amended by adding the words ", or (iii) the time at which the Rights are exchanged as provided in Section 23A hereof" immediately prior to the words "; provided, however, that" in such Section.

          13. Section 7(c) of the Rights Agreement is hereby amended by deleting the last sentence thereof.

          14. Section 11(a)(ii) of the Rights Agreement is hereby modified and amended to read in its entirety as follows:

     (ii) In the event any Person shall become an Acquiring Person, each holder of a Right shall thereafter have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of halves of a share of Common Stock for which a Right is then exercisable, in accordance with the terms of this Agreement, such number of shares of Common Stock of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of halves of a share of Common Stock for which a Right is then exercisable and dividing that product by (y) 50% of the then current per share market price of the Company's Common Stock (determined pursuant to Section 11(d) hereof) on the date on which any Person shall become an Acquiring Person. In the event that any Person shall become an Acquiring Person and the Rights shall then be outstanding, the Company shall not take any action which would eliminate or diminish the benefits intended to be afforded by the Rights.

           Notwithstanding the foregoing or anything in this Agreement to the contrary, any Rights that are or were acquired or beneficially owned by any Acquiring Person (or any Associate or Affiliate of such Acquiring Person) shall be void and any holder of such Rights shall thereafter have no right to exercise such Rights under any provision of this Agreement. No Right Certificate shall be issued pursuant to Section 3 that represents Rights beneficially owned by an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof; no Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof or to any nominee of such Acquiring Person, Associate or Affiliate; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person whose Rights would be void pursuant to the preceding sentence shall be cancelled.

          15.    Section 11(a)(iii) of the Rights Agreement is hereby deleted.

          16. The first sentence of Section 23(a) of the Rights Agreement is hereby modified and amended to delete the words "5:00 P.M., New York City time, on".

          17. Section 23(a) of the Rights Agreement is hereby further modified and amended by adding the following at the end thereof:

The redemption of the Rights by the Board of Directors may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish.

          18. Section 23(b) of the Rights Agreement is hereby modified and amended by adding the following after the first sentence thereof:

     The Company shall promptly give public notice of any such redemption; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption.

          19. The Rights Agreement is hereby modified and amended to add a new Section 23A thereto to read in its entirety as follows:

              Section 23A. Exchange. (a) The Board of Directors of the Company may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 11(a)(ii) hereof) for Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Company, any wholly owned subsidiary of the Company, any employee benefit plan of the Company or any such subsidiary, or any entity holding Common Stock for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Stock then outstanding.

           (b) Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to paragraph (a) of this
Section 23A and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of shares of Common Stock equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Stock for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 11(a)(ii) hereof) held by each holder of Rights.

             (c) In the event that there shall not be sufficient Common Stock issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 23A, the Company shall take all such action as may be necessary to authorize additional Common Stock for issuance upon exchange of the Rights.

             (d) The Company shall not be required to issue fractions of shares of Common Stock or to distribute certificates which evidence fractional shares of Common Stock. In lieu of such fractional shares of Common Stock, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional shares of Common Stock would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole share of Common Stock. For the purposes of this paragraph (d), the current market value of a whole share of Common Stock shall be the closing price of a share of Common Stock (as determined pursuant to the second sentence of Section 11(d) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this Section 23A.

          20. The Rights Agreement is hereby modified and amended by deleting the headnote to the Form of Right Certificate set forth as Exhibit A to the Rights Agreement and replacing it with the following:

NOT EXERCISABLE AFTER MAY 2, 1996 OR EARLIER IF NOTICE OF REDEMPTION OR EXCHANGE IS GIVEN. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, AT $.01 PER RIGHT ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. [THE RIGHTS REPRESENTED BY THIS CERTIFICATE ARE OR WERE BENEFICIALLY OWNED BY A PERSON WHO WAS OR BECAME AN ACQUIRING
PERSON OR AN ASSOCIATE OR AFFILIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT). THIS RIGHT CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY ARE NULL AND VOID.]*

          21. The Rights Agreement is hereby modified by deleting the sixth paragraph of the Form of Right Certificate set forth as Exhibit A to the Rights Agreement and substituting therefor the following:

             Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate (i) may be redeemed by the Company at a redemption price of $.01 per Right or (ii) may be exchanged in whole or in part for shares of Common Stock.

          22. The Rights Agreement is hereby modified and amended by adding the following to the end of the Notice forming a part of the Form of Reverse Side of Right Certificate set forth as Exhibit A to the Rights Agreement:

     In the event the certification set forth above in the Form of Assignment or the Form of Election to Purchase, as the case may be, is not completed, the Company and the Rights Agent will deem the beneficial owner of the Rights evidenced by this Right Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) and such Assignment or Election to Purchase will not be honored.

          23. This Amendment to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

          24. This Amendment to the Rights Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

          25. In all respects not inconsistent with the terms and provisions of this Amendment to the Rights Agreement, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

          26. If any term, provision, covenant or restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:                                INSTRUMENT SYSTEMS CORPORATION



By:                                    By:
     ------------------------------         --------------------------
     Name:                                  Name:
     Title:                                 Title:


Attest:                                AMERICAN STOCK TRANSFER COMPANY



By:                                    By:
     ------------------------------         --------------------------
     Name:                                  Name:
     Title:                                 Title: